Exhibit 99.1

Media Relations: Bobbie Collins 212-810-8155	Investor Relations:	Kristen Dickey	212-810-5572
		Ellen Taylor	212-810-3815

BlackRock Reports Third Quarter Diluted EPS of $3.65, or $3.47 as adjusted

Operating Margin of 37.7% (40.7% as adjusted) for Third Quarter 2012

$3.673 Trillion in assets under management at September 30, 2012, up 10% from Third Quarter 2011

•	Delivered record quarterly diluted EPS as adjusted of $3.47, up 23% and 12% from third quarter 2011 and second quarter 2012, respectively

•	Grew net income 8% (17% as adjusted) from third quarter 2011 with revenue of $2.3 billion

•	Generated strongest quarter of iShares® flows since 2009 with $25.2 billion of net inflows, including $20.5 billion of net inflows into equity products

•	Successfully launched the largest closed-end fund (Municipal Target Term Trust) in BlackRock history raising approximately $1.6 billion in assets

•	Continued strong repurchase activity buying 960,100 shares in the quarter with a total of 8.2 million shares year to date

New York, October 17, 2012 — BlackRock, Inc. (NYSE:BLK) today reported third quarter 2012 diluted EPS of $3.65, up 19% from second quarter 2012 and 13% from third quarter 2011. Revenue grew 4% from third quarter 2011 reflecting positive market factors, positive net new business, and strength in performance fees and BlackRock Solutions®. Operating income of $875 million and operating margin of 37.7% for third quarter 2012 included $25 million of launch costs for the Municipal Target Term Trust.

As adjusted(2) results. Third quarter 2012 operating income rose 3% and 5% to $876 million from third quarter 2011 and second quarter 2012, respectively. Diluted EPS totaled $3.47 and included operating income of $3.42 per diluted share and net non-operating income of $0.05 per diluted share. Adjusted operating margin of 40.7% in third quarter 2012 rose 60 bps from third quarter 2011 and 150 bps from second quarter 2012.

“We’ve built a broad and diverse platform at BlackRock focused on delivering strong investment performance and the solutions our clients need regardless of market environment. In the third quarter, we delivered record earnings per share up 23% from the prior year and margins over 40%,” said Laurence D. Fink, Chairman and CEO of BlackRock. “We achieved these results through robust new business generation across each of our channels with particular strength in key growth areas on which we’ve focused, including Retail and iShares and our DC business, strong non-operating results and due to the benefits of share repurchases.”

The table below presents AUM and a comparison of GAAP and as adjusted results for certain financial measures.

	Q3 2012	Q3 2011	% Change	Q2 2012	% Change	YTD 2012	YTD 2011	% Change
AUM	$3,673,274	$3,345,067	10%	$3,559,934	3%	$3,673,274	$3,345,067	10%

GAAP basis:
Revenue	$2,320	$2,225	4%	$2,229	4%	$6,798	$6,854	(1%)
Operating income	$875	$777	13%	$829	6%	$2,519	$2,441	3%
Net income(1)	$642	$595	8%	$554	16%	$1,768	$1,782	(1%)
Diluted EPS	$3.65	$3.23	13%	$3.08	19%	$9.87	$9.33	6%
Diluted shares	175,450,532	181,825,329	(4%)	179,590,702	(2%)	178,956,699	188,792,952	(5%)

As Adjusted:
Operating income(2)	$876	$849	3%	$832	5%	$2,533	$2,551	(1%)
Net income(1)(2)	$610	$521	17%	$558	9%	$1,743	$1,681	4%
Diluted EPS(2)	$3.47	$2.83	23%	$3.10	12%	$9.73	$8.80	11%

(1)	Net income represents net income attributable to BlackRock, Inc.
(2)

See notes (a) through (f) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 10 through 13 for more information on as adjusted items and the reconciliation to GAAP.

“High performing fixed income products combined with continued demand for yield-oriented strategies drove strong results in our retail business, specifically in retail fixed income where we generated $6.2 billion in net new business, our highest retail fixed income flows in over 10 years. As retirement trends accelerate and assets continue to shift from defined benefit to defined contribution plans, the appetite for broader investment solutions continues to increase. I’m proud to say that BlackRock attracted net inflows of $10.4 billion in defined contribution AUM, with particular strength in outcome-oriented solutions such as our LifePath® portfolios. BlackRock Solutions, another key growth priority, continued its record of consistent year-over-year growth, with a 9% increase in revenue for the business overall and 18% in our industry leading trading and operating system, Aladdin.

“We achieved a milestone in our iShares business, with the highest net new business production since our merger with Barclays Global Investors in December 2009. iShares generated $25.2 billion in net flows, including $20.5 billion into our equity offerings. We hold the number one market share of year-to-date industry flows. This week, we introduced our new iShares Core series for buy-and-hold investors, launched a revitalized iShares brand campaign and began to integrate our U.S. iShares and BlackRock retail sales forces. These initiatives are the first phase of a broader, global strategy to drive enhanced growth in the iShares platform.

“During the year, we consistently demonstrated our commitment to strong capital management and driving enhanced shareholder value. We have returned over $2 billion of cash to shareholders in a combination of dividends and share repurchases supported by strong cash flow. We remain committed to actively returning cash to our shareholders while investing for future growth.

“Our ability to perform through a wide range of environments positions BlackRock to continue to deliver exceptional value for clients and shareholders. BlackRock’s employees have remained intensely focused on serving our clients, and I want once again to express my gratitude and admiration for their commitment to our clients and the Firm.”

Third Quarter Business Highlights

BlackRock had long-term net inflows of $31.3 billion in third quarter 2012 excluding the effect of a single, low-fee, institutional index fixed income outflow of $74.2 billion, which BlackRock declined to re-bid at extremely low fees. Net new business figures below exclude this redemption. See Attachment IV for further information on changes in assets under management.

Assets under management (“AUM”) totaled $3.673 trillion at September 30, 2012, up 3% from June 30, 2012 and up 10% from a year ago. Net inflows in long-term products totaled $31.3 billion (excluding the previously mentioned $74.2 billion outflow), reflecting equity, fixed income and multi-asset class product net inflows of $21.9 billion, $8.7 billion and $2.6 billion, respectively, partially offset by alternatives net outflows of $1.9 billion. Total net inflows of $19.0 billion also included cash management net inflows of $7.1 billion and planned advisory distributions of $19.4 billion. AUM also reflected market valuation gains, investment performance and the acquisition in September 2012 of Swiss Re Private Equity Partners, the European private equity franchise of Swiss Re.

Long-term AUM: The following table presents long-term AUM and base fees by client type:

(Dollar amounts in millions)	September 30, 2012 AUM	% of Total	Q3 2012 Base Fees	% of Total	YTD 2012 Base Fees	% of Total	June 30, 2012 AUM	% of Total	Q2 2012 Base Fees	% of Total
Retail	$397,954	12%	$654	34%	$1,961	34%	$374,010	11%	$644	34%
iShares	705,765	21%	625	32%	1,815	32%	644,909	20%	596	31%
Institutional:
Active	880,726	26%	452	23%	1,343	23%	849,991	26%	440	23%
Index	1,393,928	41%	203	11%	605	11%	1,386,508	43%	222	12%

Total institutional	2,274,654	67%	655	34%	1,948	34%	2,236,499	69%	662	35%

Total long-term	$3,378,373	100%	$1,934	100%	$5,724	100%	$3,255,418	100%	$1,902	100%

Long-term net inflows from clients in the Americas and EMEA of $21.6 billion and $14.2 billion, respectively, were partially offset by net outflows of $4.5 billion from Asia-Pacific. At quarter end, BlackRock managed 61% of long-term AUM for investors in the Americas and 39% for international clients.

•	Retail AUM of $398.0 billion reflected net inflows of $4.6 billion and market and investment performance gains of $19.3 billion.

U.S. retail and high net worth inflows of $3.5 billion showed diversification across asset classes and continued strength in income-oriented products, such as a high yield bond fund with net inflows of $1.4 billion. Net inflows of $0.2 billion into alternatives products demonstrated BlackRock’s commitment to building a leading alternatives retail franchise. International retail net inflows of $1.1 billion marked a return to positive flows for the first time since the second quarter 2011, with fixed income net inflows of $1.7 billion partially offset by net outflows of $0.4 billion and $0.2 billion from alternatives and equities, respectively.

•

iShares net inflows of $25.2 billion reflected positive net inflows across all asset classes, including net inflows of $20.5 billion into equity funds, demonstrating strong renewed investor demand for U.S. equity offerings. Fixed income and alternatives products included net inflows of $3.2 billion and $1.4 billion, respectively.

U.S. iShares net inflows into equity funds totaled $16.8 billion as domestic equity products benefited from a risk-on sentiment taking hold in the latter part of the quarter. International iShares similarly showed signs of building risk appetite with equity net inflows of $3.7 billion led by net inflows into emerging market and pan-European products.

•

Institutional active AUM increased 4%, or $30.7 billion, to $880.7 billion, including market and investment performance gains of $31.9 billion and $6.2 billion from the acquisition of Swiss Re Private Equity Partners. Multi-asset class products net inflows were $3.1 billion with continued growth from defined contribution plans generating strong inflows into target date and global asset allocation offerings.

Alternatives net outflows were $2.9 billion, with modest private equity fund of funds net inflows of $0.1 billion offset by net outflows of $1.9 billion across other core alternatives offerings and net outflows of $1.0 billion from active currency. Net outflows from core products included return of capital on closed-end funds of $0.6 billion. Equity net outflows totaled $5.0 billion, reflecting outflows from active fundamental and scientific active equity (“SAE”). Fixed income net outflows of $2.6 billion reflected outflows from U.S. sector specialty mandates as asset allocation shifted in the latter part of the quarter.

•

Institutional index AUM totaled $1.394 trillion at September 30, 2012, reflecting net inflows of $8.8 billion and market and foreign exchange valuation gains of $72.7 billion. Equity net inflows of $7.8 billion showed signs of shifting investor sentiments, with flows of $6.1 billion into regional and country-specific mandates, including emerging markets. Fixed income net inflows of $1.9 billion primarily reflected net inflows into U.S. core mandates.

Cash management AUM increased 4%, or $8.9 billion, to $248.3 billion reflecting net inflows of $7.1 billion and market and foreign exchange gains of $1.8 billion.

Advisory AUM declined 28% to $46.6 billion, primarily due to disbursements of Maiden Lane residual assets, marking the further return of U.S. taxpayer funds.

Investment performance as of September 30, 2012 is presented in the following table:

	One-year period	Three-year period	Five-year period
Fixed Income:
Actively managed products above benchmark or peer median
Taxable	76%	78%	56%
Tax-exempt	60%	67%	68%
Passively managed products within or above tolerance	96%	95%	89%

Equity:
Actively managed products above benchmark or peer median
Fundamental	37%	38%	50%
Scientific	89%	93%	72%
Passively managed products within or above tolerance	96%	96%	96%

Multi-Asset:
Actively managed products above benchmark or peer median	75%	33%	95%

BlackRock Solutions (“BRS”) added 18 net new assignments during the quarter, including 1 Aladdin assignment, 2 risk management mandates, 1 FMA assignment, and 14 non-recurring advisory engagements. BRS also completed 9 short-term advisory assignments during the quarter.

Net new business pipeline totaled $45.1 billion at October 11, 2012, including $33.1 billion in institutional index mandates and $7.9 billion in active mandates expected to fund in future quarters. In addition, the pipeline contains $10.4 billion of mandates funded since September 30, 2012. The unfunded portion of the pipeline primarily represents institutional assets, which account for approximately two-thirds of long-term AUM but only one-third of base fees. BlackRock Solutions pipeline of contracts and proposals remains robust.

Third Quarter Financial Highlights

Comparison to the Third Quarter 2011

Operating income: Third quarter 2012 operating income was $875 million compared with $777 million in third quarter 2011. Third quarter 2011 operating income included $63 million of U.K. lease exit costs related to the Company’s exit from two London locations. Operating income, as adjusted, was $876 million compared with $849 million in third quarter 2011.

Third quarter 2012 revenue of $2.3 billion increased $95 million from $2.2 billion in third quarter 2011, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $2.0 billion in third quarter 2012 increased $75 million from $1.9 billion in third quarter 2011 due to higher fees from all products except for active equity and alternative products and an increase in securities lending revenue. Securities lending fees were $129 million in third quarter 2012 compared with $88 million in third quarter 2011.

•	Performance fees were $103 million in third quarter 2012 compared with $91 million in third quarter 2011, primarily reflecting higher performance fees from alternative products.

•

BlackRock Solutions and advisory revenue totaled $128 million in third quarter 2012 compared with $117 million in third quarter 2011, primarily reflecting higher revenue from Aladdin mandates and higher one-time revenue from advisory assignments.

Third quarter 2012 total operating expenses of $1.4 billion decreased $3 million from third quarter 2011. Results were driven by the following:

•	Employee compensation and benefits increased $57 million, driven by higher incentive compensation, while maintaining a compensation-to-revenue ratio of approximately 35%.

•	Amortization of deferred sales commissions decreased $7 million, primarily related to lower sales of certain share classes of open-end funds.

•

General and administration expenses decreased $62 million, primarily due to U.K. lease exit costs incurred in the third quarter 2011, and lower occupancy costs and professional expenses. The decrease was partially offset by closed-end fund launch costs of $22 million (excluding $3 million included in employee compensation and benefits expense) associated with the August 2012 launch of the BlackRock Municipal Target Term Trust and an increase in foreign currency remeasurement costs.

Non-operating income (expense): Third quarter 2012 non-operating income, net of non-controlling interests, was $17 million compared with $87 million non-operating expense in third quarter 2011. Third quarter 2012 included $64 million of net positive marks, primarily on distressed credit/mortgage funds and private equity fund co-investments, and $47 million of net interest expense. Net interest expense increased $10 million from third quarter 2011, primarily due to long-term debt issuances in May 2012.

Income tax expense: Income tax expense totaled $250 million and $95 million for third quarter 2012 and 2011, respectively. The GAAP effective income tax rate for the third quarter 2012 was 28.1% compared with 13.7% for the third quarter 2011. The third quarter 2012 GAAP tax rate included a $30 million net non-cash benefit, related to the revaluation of certain deferred income tax liabilities, including tax legislation enacted in the United Kingdom. The third quarter 2011 GAAP tax rate included a $129 million non-cash benefit related to the revaluation of certain deferred income tax liabilities, including tax legislation enacted in the United Kingdom and a state tax election. The as adjusted effective income tax rate was 31.4% and 32.3% for third quarter 2012 and 2011, respectively.

See notes (a) through (f) in Attachment I for more information on as adjusted items and the reconciliation to GAAP.

Comparison to the Second Quarter 2012

Operating income: Third quarter 2012 operating income was $875 million compared with $829 million in second quarter 2012. Operating income, as adjusted, was $876 million compared with $832 million in second quarter 2012.

Third quarter 2012 revenue increased $91 million from second quarter 2012, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue in third quarter 2012 increased $34 million from second quarter 2012, driven by market effects on average AUM, the benefit of one additional revenue day in the current quarter and revenue associated with net inflows, partially offset by seasonally lower securities lending fees. Securities lending fees were $129 million in third quarter 2012 compared with $157 million in second quarter 2012.

•

Performance fees increased $62 million to $103 million in third quarter 2012 from $41 million in second quarter 2012. The current quarter reflected higher performance fees from alternative products primarily due to the greater number of products with performance measurement periods that end on September 30th as compared with June 30th.

•	BlackRock Solutions and advisory revenue of $128 million in third quarter 2012 decreased from $131 million in second quarter 2012.

Third quarter 2012 total operating expenses of $1.4 billion increased $45 million from second quarter 2012. Results were driven by the following:

•	Employee compensation and benefits increased $42 million, primarily reflecting higher incentive compensation driven by higher operating income.

•

General and administration expenses increased $3 million, primarily related to the previously mentioned closed-end fund launch costs and an increase in foreign currency remeasurement costs, partially offset by lower marketing and promotional expenses, which were seasonally lower in the third quarter.

Non-operating income (expense): Third quarter 2012 non-operating income, net of non-controlling interests, was $17 million compared with $46 million non-operating expense in second quarter 2012. Third quarter 2012 included $64 million of net positive marks primarily on distressed credit/mortgage funds and private equity fund co-investments and $47 million of net interest expense. Net interest expense increased $3 million from second quarter 2012, primarily due to the $1.5 billion long-term debt issued in May 2012.

Income tax expense: Income tax expense of $250 million for third quarter 2012 increased $21 million from second quarter 2012. The GAAP effective income tax rate for the third quarter 2012 was 28.1% compared with 29.3% for second quarter 2012. The third quarter 2012 GAAP tax rate included a $30 million net non-cash benefit, related to revaluation of certain deferred income tax liabilities, including tax legislation enacted in the United Kingdom. The as adjusted effective income tax rate was 31.4% and 29.3% for third quarter 2012 and second quarter 2012, respectively.

See notes (a) through (f) in Attachment I for more information on as adjusted items and the reconciliation to GAAP.

Additional Events Related to Certain Cash Management Funds

As discussed in BlackRock’s periodic reports, Barclays has provided capital support agreements to support certain cash management funds (bank-managed short-term investment funds or “STIFs”) acquired by BlackRock in the Barclays Global Investors acquisition from Barclays. On October 9, 2012, BlackRock, on behalf of two of these funds negotiated amendments to these capital support agreements to release Barclays from coverage provided for defaults on 52 covered securities (with an estimated value of approximately $750 million) held in the funds in exchange for a payment by Barclays to the funds of $70 million. This payment is an amount in excess of the payments that were expected under the Barclays capital support agreements. The Barclays capital support agreements will continue in effect for the remaining covered securities in these two funds.

Separately, on October 9, 2012, the Office of the Comptroller of the Currency finalized amended rules governing STIFs to more closely align such funds with changes enacted in 2010 by the SEC for money market mutual funds. BlackRock is reviewing and evaluating its alternatives to ensure that the STIFs it manages are in compliance by the July 1, 2013 deadline.

Teleconference, Webcast and Presentation Information

Chairman and Chief Executive Officer, Laurence D. Fink, and Chief Financial Officer, Ann Marie Petach, will host a teleconference call for investors and analysts on Wednesday, October 17, 2012, at 9:00 a.m. (Eastern Time). Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-8281, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 36165909). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. Eastern Time on Wednesday, October 17, 2012 and ending at midnight on Wednesday, October 31, 2012. To access the replay of the teleconference, callers from the United States should dial (800) 585-8367 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 36165909. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information shown is based on preliminarily available data. The performance information for actively managed accounts reflects U.S. open-end and closed-end mutual funds and similar EMEA-based products with respect to peer median comparisons, and actively managed institutional and high net worth separate accounts and funds located globally with respect to benchmark comparisons, as determined using objectively based internal parameters, using the most current verified information available as of September 30, 2012 (August 31, 2012 for high net worth accounts).

Accounts terminated prior to September 30, 2012 are not included. In addition, accounts that have not been verified as of October 12, 2012 have not been included. If such terminated and other accounts had been included, the performance information may have substantially differed from that shown. The performance information does not include funds or accounts that are not measured against a benchmark, any benchmark-based alternatives product, private equity products, CDOs, or accounts managed by BlackRock’s Financial Markets Advisory Group. Comparisons are based on gross-of-fee performance for U.S. retail, institutional and high net worth separate accounts and EMEA institutional separate accounts and net-of-fee performance for EMEA based retail products. The performance tracking information for institutional index accounts is based on gross-of-fee performance as of September 30, 2012, and includes all institutional accounts and all iShares funds globally using an index strategy. AUM information is based on AUM for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund, as of September 30, 2012.

Source of performance information and peer medians is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At September 30, 2012, BlackRock’s AUM was $3.673 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of September 30, 2012, the firm has approximately 10,400 employees in 29 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-looking Statements

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the extent and timing of any share repurchases; (8) the impact, extent and timing of technological changes and the adequacy of intellectual property and information security protection; (9) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or The PNC Financial Services Group, Inc. (“PNC”); (10) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (11) the ability to attract and retain highly talented professionals; (12) fluctuations in the carrying value of BlackRock’s economic investments; (13) the impact of changes to tax legislation, including income, payroll and transaction taxes, and taxation on products or transactions, which could affect the value proposition to clients and, generally, the tax position of the Company; (14) BlackRock’s success in maintaining the distribution of its products; (15) the impact of BlackRock electing to provide support to its products from time to time and any liabilities related to securities lending or other indemnification obligations; and (16) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

BlackRock’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on the Company’s website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		$ Change	Three Months Ended June 30, 2012	$ Change

	2012	2011
Revenue
Investment advisory, administration fees and securities lending revenue	$2,024	$1,949	$75	$1,990	$34
Investment advisory performance fees	103	91	12	41	62
BlackRock Solutions and advisory	128	117	11	131	(3)
Distribution fees	19	23	(4)	20	(1)
Other revenue	46	45	1	47	(1)

Total revenue	2,320	2,225	95	2,229	91

Expenses
Employee compensation and benefits	828	771	57	786	42
Distribution and servicing costs	94	90	4	93	1
Amortization of deferred sales commissions	13	20	(7)	14	(1)
Direct fund expenses	144	139	5	144	—
General and administration	327	389	(62)	324	3
Amortization of intangible assets	39	39	—	39	—

Total expenses	1,445	1,448	(3)	1,400	45

Operating income	875	777	98	829	46

Non-operating income (expense)
Net gain (loss) on investments	75	(59)	134	(7)	82
Net gain (loss) on consolidated variable interest entities	2	(16)	18	11	(9)
Interest and dividend income	10	12	(2)	8	2
Interest expense	(57)	(49)	(8)	(52)	(5)

Total non-operating income (expense)	30	(112)	142	(40)	70

Income before income taxes	905	665	240	789	116
Income tax expense	250	95	155	229	21

Net income	655	570	85	560	95
Less:
Net income (loss) attributable to non-controlling interests	13	(25)	38	6	7

Net income attributable to BlackRock, Inc.	$642	$595	$47	$554	$88

Weighted-average common shares outstanding (f)
Basic	172,359,141	179,034,837	(6,675,696)	177,010,239	(4,651,098)
Diluted	175,450,532	181,825,329	(6,374,797)	179,590,702	(4,140,170)
Earnings per share attributable to BlackRock, Inc. common stockholders (e) (f)
Basic	$3.72	$3.28	$0.44	$3.13	$0.59
Diluted	$3.65	$3.23	$0.42	$3.08	$0.57
Cash dividends declared and paid per share	$1.50	$1.375	$0.125	$1.50	$—
Supplemental information:
AUM (end of period)	$3,673,274	$3,345,067	$328,207	$3,559,934	$113,340
Shares outstanding excluding escrow shares (end of period)	172,037,373	178,861,410	(6,824,037)	172,901,037	(863,664)
GAAP:
Operating margin	37.7%	34.9%	280 bps	37.2%	50 bps
Effective tax rate	28.1%	13.7%	1440 bps	29.3%	(120) bps
As adjusted:
Operating income (a)	$876	$849	$27	$832	$44
Operating margin (a)	40.7%	40.1%	60 bps	39.2%	150 bps
Non-operating income (expense), less net income (loss) attributable to non-controlling interests (b)	$13	($79)	$92	($43)	$56
Net income attributable to BlackRock, Inc. (c) (d)	$610	$521	$89	$558	$52
Diluted earnings attributable to BlackRock, Inc. common stockholders per share (c) (d) (e) (f)	$3.47	$2.83	$0.64	$3.10	$0.37
Effective tax rate	31.4%	32.3%	(90) bps	29.3%	210 bps

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Nine Months Ended
	September 30,
	2012	2011	$ Change
Revenue
Investment advisory, administration fees and securities lending revenue	$5,991	$6,033	($42)
Investment advisory performance fees	224	224	—
BlackRock Solutions and advisory	382	361	21
Distribution fees	58	78	(20)
Other revenue	143	158	(15)

Total revenue	6,798	6,854	(56)

Expenses
Employee compensation and benefits	2,439	2,425	14
Distribution and servicing costs	282	299	(17)
Amortization of deferred sales commissions	43	63	(20)
Direct fund expenses	440	435	5
General and administration	958	1,074	(116)
Amortization of intangible assets	117	117	—

Total expenses	4,279	4,413	(134)

Operating income	2,519	2,441	78

Non-operating income (expense)
Net gain (loss) on investments	143	18	125
Net gain (loss) on consolidated variable interest entities	1	(36)	37
Interest and dividend income	27	25	2
Interest expense	(158)	(128)	(30)

Total non-operating income (expense)	13	(121)	134

Income before income taxes	2,532	2,320	212
Income tax expense	742	564	178

Net income	1,790	1,756	34
Less:
Net income (loss) attributable to non-controlling interests	22	(26)	48

Net income attributable to BlackRock, Inc.	$1,768	$1,782	($14)

Weighted-average common shares outstanding (f)
Basic	176,116,975	186,187,318	(10,070,343)
Diluted	178,956,699	188,792,952	(9,836,253)
Earnings per share attributable to BlackRock, Inc. common stockholders (e) (f)
Basic	$10.02	$9.46	$0.56
Diluted	$9.87	$9.33	$0.54
Cash dividends declared and paid per share	$4.50	$4.125	$0.375
Supplemental information:
AUM (end of period)	$3,673,274	$3,345,067	$328,207
Shares outstanding excluding escrow shares (end of period)	172,037,373	178,861,410	(6,824,037)
GAAP:
Operating margin	37.1%	35.6%	150 bps
Effective tax rate	29.6%	24.0%	560 bps
As adjusted:
Operating income (a)	$2,533	$2,551	($18)
Operating margin (a)	39.5%	39.6%	(10) bps
Non-operating income (expense), less net income (loss) attributable to non-controlling interests (b)	($15)	($92)	$77
Net income attributable to BlackRock, Inc. (c) (d)	$1,743	$1,681	$62
Diluted earnings attributable to BlackRock, Inc. common stockholders per share (c) (d) (e) (f)	$9.73	$8.80	$0.93
Effective tax rate	30.8%	31.6%	(80) bps

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items management deems non-recurring, or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended			Nine Months Ended September 30,
	September 30,		June 30, 2012
(Dollar amounts in millions)	2012	2011		2012	2011
Operating income, GAAP basis	$875	$777	$829	$2,519	$2,441
Non-GAAP expense adjustments:
U.K. lease exit costs	(8)	63	—	(8)	63
PNC LTIP funding obligation	5	15	6	16	43
Merrill Lynch compensation contribution	—	2	—	—	7
Compensation expense related to appreciation (depreciation) on deferred compensation plans	4	(8)	(3)	6	(3)

Operating income, as adjusted	876	849	832	2,533	2,551
Closed-end fund launch costs	22	—	—	22	19
Closed-end fund launch commissions	3	—	—	3	2

Operating income used for operating margin measurement	$901	$849	$832	$2,558	$2,572

Revenue, GAAP basis	$2,320	$2,225	$2,229	$6,798	$6,854
Non-GAAP adjustments:
Distribution and servicing costs	(94)	(90)	(93)	(282)	(299)
Amortization of deferred sales commissions	(13)	(20)	(14)	(43)	(63)

Revenue used for operating margin measurement	$2,213	$2,115	$2,122	$6,473	$6,492

Operating margin, GAAP basis	37.7%	34.9%	37.2%	37.1%	35.6%

Operating margin, as adjusted	40.7%	40.1%	39.2%	39.5%	39.6%

Management believes operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time and, therefore, provide useful disclosure to investors.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(a) (continued)

Operating income, as adjusted:

U.K. lease exit costs represent costs to exit two locations in London in the third quarter 2011. Amount in third quarter 2012 represents an adjustment related to the costs initially recorded in third quarter 2011.

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) funded or to be funded through share distributions to participants of BlackRock stock held by PNC and a Merrill Lynch & Co., Inc. (“Merrill Lynch”) cash compensation contribution, has been excluded because it ultimately does not impact BlackRock’s book value. The expense related to the Merrill Lynch cash compensation contribution ceased at the end of the third quarter 2011. As of first quarter 2012, all of the Merrill Lynch contribution was received.

Compensation expense associated with appreciation (depreciation) on investments related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income (expense).

Management believes operating income exclusive of these costs is a useful measure in evaluating BlackRock’s operating performance and helps enhance the comparability of this information for the reporting periods presented.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes the exclusion of such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may have an economic offset in non-operating income. Examples of such adjustments include U.K. lease exit costs, closed-end fund launch costs, commissions paid to certain employees as compensation and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance with other companies. Management uses both the GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and other third parties. Management believes the exclusion of such costs is useful because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, substantially offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, is presented below. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(Dollar amounts in millions)	2012	2011	2012	2012	2011

Non-operating income (expense), GAAP basis	$30	($112)	($40)	$13	($121)
Less: Net income (loss) attributable to NCI	13	(25)	6	22	(26)

Non-operating income (expense)(1)	17	(87)	(46)	(9)	(95)
Compensation expense related to (appreciation) depreciation on deferred compensation plans	(4)	8	3	(6)	3

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted	$13	($79)	($43)	($15)	($92)

(1)	Net of net income (loss) attributable to non-controlling interests.

Management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides comparability of this information among reporting periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation) depreciation on investments related to certain deferred compensation plans, which is included in operating income, substantially offsets the gain (loss) on the investments set aside for these plans, management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes net income attributable to BlackRock, Inc., as adjusted, and diluted earnings per common share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items, charges that ultimately will not impact BlackRock’s book value or certain tax items that do not impact cash flow.

	Three Months Ended			Nine Months Ended
(Dollar amounts in millions, except per share data)	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Net income attributable to BlackRock, Inc., GAAP basis	$642	$595	$554	$1,768	$1,782
Non-GAAP adjustments, net of tax:(d)
U.K. lease exit costs	(5)	43	—	(5)	43
PNC LTIP funding obligation	3	10	4	10	29
Merrill Lynch compensation contribution	—	2	—	—	5
Income tax changes	(30)	(129)	—	(30)	(178)

Net income attributable to BlackRock, Inc., as adjusted	$610	$521	$558	$1,743	$1,681

Allocation of net income, as adjusted, to common shares(e)	$609	$515	$557	$1,741	$1,661
Diluted weighted-average common shares outstanding(f)	175,450,532	181,825,329	179,590,702	178,956,699	188,792,952
Diluted earnings per common share, GAAP basis(f)	$3.65	$3.23	$3.08	$9.87	$9.33
Diluted earnings per common share, as adjusted(f)	$3.47	$2.83	$3.10	$9.73	$8.80

See note (a) Operating income, as adjusted, and operating margin, as adjusted, for information on U.K. lease exit costs, PNC LTIP funding obligation and Merrill Lynch compensation contribution.

During the quarter and nine months ended September 30, 2012 and 2011, adjustments related to the revaluation of certain deferred income tax liabilities, including tax legislation enacted in the United Kingdom and enacted state tax laws. The resulting decrease in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as these items will not have a cash flow impact and to ensure comparability among periods presented.

(d) For the quarters ended September 30, 2012 and 2011, and June 30, 2012, non-GAAP adjustments were tax effected at 32.3%, 31.7% and 30.4%, respectively, reflecting a blended rate applicable to the adjustments. For the nine months ended September 30, 2012 and 2011, non-GAAP adjustments were tax effected at 31.4%, and 32.0%, respectively.

(e) Amounts exclude net income attributable to participating securities (see below).

(f) Non-voting participating preferred shares are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. In addition, certain unvested restricted stock units are not included in this number as they are deemed participating securities in accordance with required provisions of Accounting Standards Codification 260-10, Earnings per Share. For the quarters ended September 30, 2012 and 2011, and June 30, 2012 average outstanding participating securities were 0.2 million, 2.2 million and 0.2 million, respectively. For the nine months ended September 30, 2012 and 2011, average outstanding participating securities were 0.2 million and 2.3 million, respectively.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

				Three Months
	Three Months Ended September 30,			Ended June 30,		Nine Months Ended September 30,
	2012	2011	$ Change	2012	$ Change	2012	2011	$ Change

Investment advisory, administration fees and securities lending revenue
Equity:
Active	$431	$483	$(52)	$429	$2	$1,313	$1,530	$(217)
Institutional index	139	117	22	156	(17)	418	376	42
iShares	486	454	32	467	19	1,426	1,417	9
Fixed income:
Active	301	281	20	285	16	865	826	39
Institutional index	61	47	14	60	1	171	155	16
iShares	116	81	35	107	9	321	229	92
Multi-asset class	239	226	13	236	3	718	674	44
Alternatives:
Core	130	138	(8)	130	—	395	423	(28)
Currency and commodities	31	36	(5)	32	(1)	97	105	(8)

Long-term	1,934	1,863	71	1,902	32	5,724	5,735	(11)
Cash management	90	86	4	88	2	267	298	(31)

Total base fees	2,024	1,949	75	1,990	34	5,991	6,033	(42)

Investment advisory performance fees:
Equity	17	24	(7)	3	14	39	81	(42)
Fixed income	13	10	3	10	3	29	17	12
Multi-asset class	2	6	(4)	1	1	6	2	4
Alternatives	71	51	20	27	44	150	124	26

Total	103	91	12	41	62	224	224	—

BlackRock Solutions and advisory	128	117	11	131	(3)	382	361	21
Distribution fees	19	23	(4)	20	(1)	58	78	(20)
Other revenue	46	45	1	47	(1)	143	158	(15)

Total revenue	$2,320	$2,225	$95	$2,229	$91	$6,798	$6,854	$(56)

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Mix of Investment Advisory, Administration Fees and Securities Lending Revenue

(unaudited)

			Three Months
	Three Months Ended		Ended	Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Equity:
Active	21%	26%	22%	22%	25%
Institutional index	7%	6%	8%	7%	6%
iShares	24%	23%	23%	24%	23%
Fixed income:
Active	15%	14%	14%	14%	14%
Institutional index	3%	2%	3%	3%	3%
iShares	6%	4%	5%	5%	4%
Multi-asset class	12%	12%	12%	12%	11%
Alternatives:
Core	6%	7%	7%	7%	7%
Currency and commodities	2%	2%	2%	2%	2%

Long-term	96%	96%	96%	96%	95%

Cash management	4%	4%	4%	4%	5%

Total	100%	100%	100%	100%	100%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

				Three Months
	Three Months Ended September 30,			Ended June 30,		Nine Months Ended September 30,
	2012	2011	$ Change	2012	$ Change	2012	2011	$ Change
Non-operating income (expense), GAAP basis	$30	$(112)	$142	$(40)	$70	$13	$(121)	$134
Less: Net income (loss) attributable to NCI	13	(25)	38	6	7	22	(26)	48

Non-operating income (expense)(1)	$17	$(87)	$104	$(46)	$63	$(9)	$(95)	$86

	Estimated economic investments at September 30,	Three Months Ended September 30,			Three Months Ended June 30,		Nine Months Ended September 30,
	2012(2)	2012	2011	$ Change	2012	$ Change	2012	2011	$ Change
Net gain (loss) on investments(1)
Private equity	25-30%	$20	$(4)	$24	$(4)	$24	$37	$22	$15
Real estate	10-15%	5	4	1	3	2	9	7	2
Distressed credit/mortgage funds	20-25%	26	(27)	53	—	26	54	(13)	67
Hedge funds/funds of hedge funds	10-15%	7	(9)	16	4	3	17	(4)	21
Other investments(3)	25-30%	2	(6)	8	(2)	4	(1)	(1)	—

Sub-total		60	(42)	102	1	59	116	11	105
Investments related to deferred compensation plans		4	(8)	12	(3)	7	6	(3)	9

Total net gain (loss) on investments(1)		64	(50)	114	(2)	66	122	8	114
Interest and dividend income		10	12	(2)	8	2	27	25	2
Interest expense		(57)	(49)	(8)	(52)	(5)	(158)	(128)	(30)

Net interest expense		(47)	(37)	(10)	(44)	(3)	(131)	(103)	(28)

Total non-operating income (expense)(1)		17	(87)	104	(46)	63	(9)	(95)	86

Compensation expense related to (appreciation) depreciation on deferred compensation plans		(4)	8	(12)	3	(7)	(6)	3	(9)

Non-operating income (expense), as adjusted(1)		$13	$(79)	$92	$(43)	$56	$(15)	$(92)	$77

(1)	Net of net income (loss) attributable to NCI.
(2)	Percentages represent estimated percentages of BlackRock’s corporate economic investment portfolio as of September 30, 2012.

Economic investment amounts at June 30, 2012 for private equity, real estate, distressed credit/mortgage funds, hedge funds/funds of hedge funds and other investments were $309 million, $117 million, $217 million, $174 million and $290 million, respectively. See the 2012 second quarter Form 10-Q for more information.

(3)	Amounts include net gains (losses) related to equity, fixed income and commodity investments, and BlackRock’s seed capital hedging program.

BlackRock, Inc.

Economic Tangible Assets

(Dollar amounts in billions)

(unaudited)

The Company presents economic tangible assets as additional information to enable investors to eliminate gross presentation of certain assets that have equal and offsetting liabilities or non-controlling interests that ultimately do not have an impact on stockholders’ equity (excluding appropriated retained earnings related to consolidated collateralized loan obligations) or cash flows. In addition, goodwill and intangible assets are excluded from economic tangible assets.

	September 30,	December 31,
	2012 (Est.)	2011

Total balance sheet assets	$192	$180
Separate account assets and collateral held under securities lending agreements	(151)	(140)
Consolidated VIEs/sponsored investment funds	(2)	(2)
Goodwill and intangible assets, net	(30)	(30)

Economic tangible assets	$9	$8

Economic tangible assets include cash, receivables, seed and co-investments, regulatory investments and other assets.

Attachment IV

BlackRock, Inc.

Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

Current Quarter Component Changes

	June 30, 2012	Net subscriptions (redemptions)(1)	Acquisition(2)	Market appreciation (depreciation)	Foreign exchange(3)	September 30, 2012	Variance vs. June 30, 2012	Memorandum Net subscriptions (redemptions)(1)(7)
Equity:
Active	$274,670	$(5,077)	$—	$16,755	$2,451	$288,799	5%	$(5,077)
Institutional index	924,702	6,511	—	54,730	7,254	993,197	7%	6,511
iShares	443,311	20,513	—	25,694	2,016	491,534	11%	20,513
Fixed income:
Active	630,639	3,592	—	15,734	2,815	652,780	4%	3,592
Institutional index	455,082	(72,273)	—	2,501	7,950	393,260	(14%)	1,886
iShares	180,355	3,208	—	3,255	953	187,771	4%	3,208
Multi-asset class	243,087	2,601	—	9,851	2,068	257,607	6%	2,601
Alternatives:
Core	63,575	(2,000)	6,161	870	325	68,931	8%	(2,000)
Currency and commodities(4)	39,997	63	—	4,116	318	44,494	11%	63

Long-term	3,255,418	(42,862)	6,161	133,506	26,150	3,378,373	4%	31,297
Cash management	239,471	7,069	—	322	1,469	248,331	4%	7,069

Sub-total	3,494,889	(35,793)	6,161	133,828	27,619	3,626,704	4%	38,366
Advisory(5)	65,045	(19,381)	—	(233)	1,139	46,570	(28%)	(19,381)

Total AUM	$3,559,934	$(55,174)	$6,161	$133,595	$28,758	$3,673,274	3%	$18,985

Year-to-Date Component Changes

	December 31, 2011	Net subscriptions (redemptions)(1)	Acquisition(2)	Market appreciation (depreciation)	Foreign exchange(3)	September 30, 2012	Variance vs. December 31, 2011
Equity:
Active	$275,156	$(12,670)	$—	$24,297	$2,016	$288,799	5%
Institutional index	865,299	12,595	95	110,646	4,562	993,197	15%
iShares	419,651	22,898	3,517	44,101	1,367	491,534	17%
Fixed income:
Active	614,804	1,266	—	34,927	1,783	652,780	6%
Institutional index	479,116	(104,819)	—	12,166	6,797	393,260	(18%)
iShares	153,802	24,324	3,026	6,174	445	187,771	22%
Multi-asset class	225,170	11,731	78	19,782	846	257,607	14%
Alternatives:
Core	63,647	(2,952)	6,166	1,795	275	68,931	8%
Currency and commodities(4)	41,301	(1,822)	860	4,033	122	44,494	8%

Long-term	3,137,946	(49,449)	13,742	257,921	18,213	3,378,373	8%
Cash management	254,665	(9,368)	—	1,699	1,335	248,331	(2%)

Sub-total	3,392,611	(58,817)	13,742	259,620	19,548	3,626,704	7%
Advisory(5)	120,070	(73,893)	—	(557)	950	46,570	(61%)

Total AUM	$3,512,681	$(132,710)	$13,742	$259,063	$20,498	$3,673,274	5%

Year-over-Year Component Changes

	September 30, 2011	Net subscriptions (redemptions)(1)	Acquisitions(2)	Market appreciation (depreciation)	Foreign exchange(3)	September 30, 2012	Variance vs. September 30, 2011
Equity:
Active	$266,047	$(20,904)	$—	$41,905	$1,751	$288,799	9%
Institutional index	790,328	24,767	95	174,192	3,815	993,197	26%
iShares	384,821	31,746	3,517	71,090	360	491,534	28%
Fixed income:
Active	620,139	(12,815)	—	44,177	1,279	652,780	5%
Institutional index	443,018	(92,006)	—	36,005	6,243	393,260	(11%)
iShares	141,865	35,368	3,026	7,598	(86)	187,771	32%
Multi-asset class	215,183	15,842	78	27,209	(705)	257,607	20%
Alternatives (6):
Core	65,580	(4,512)	6,166	1,393	304	68,931	5%
Currency and commodities(4)	43,812	(3,112)	860	2,795	139	44,494	2%

Long-term	2,970,793	(25,626)	13,742	406,364	13,100	3,378,373	14%
Cash management	244,663	1,522	—	1,717	429	248,331	1%

Sub-total	3,215,456	(24,104)	13,742	408,081	13,529	3,626,704	13%
Advisory(5)	129,611	(84,038)	—	132	865	46,570	(64%)

Total AUM	$3,345,067	$(108,142)	$13,742	$408,213	$14,394	$3,673,274	10%

(1)	Amounts include distributions representing return of capital and return on investment to investors.
(2)	Amounts include AUM acquired in the Swiss Re Private Equity Partners acquisition in September 2012 and Claymore Investments, Inc. acquisition in March 2012.
(3)	Foreign exchange reflects the impact of converting non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.
(4)	Amounts include commodity iShares.
(5)	Advisory AUM represents long-term portfolio liquidation assignments.
(6)	Data reflects the reclassification of prior period AUM into the current period presentation.
(7)	Amounts exclude the effect of an institutional fixed income index redemption that totaled $74.2 billion from a single client.